Exhibit 10.128

                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                  INVESTOR RELATIONS:
Karen Gleason                                   Paul Knopick
Going Global Communications                     E&E Communications
949-702-3409                                    949-707-5365
info@ggcpr.com                                  pknopick@eandecommunications.com

                 HIENERGY TECHNOLOGIES EXPANDS MARKETING EFFORTS
    TO GOVERNMENT CUSTOMERS WORLDWIDE THROUGH AGREEMENT WITH LEADING RESELLER

IRVINE, California, November 30, 2005 - HiEnergy Technologies, Inc. (OTCBB:
HIET), the industry leader in neutron-based explosive diagnostic technology and creator of the world's first explosive diagnostic devices that can effectively decipher chemical formulas of unknown substances through metal or other barriers, almost instantly and without human intervention, announced today that it has entered into an agreement with GTSI Corp., a leading government technology solutions provider and integrator, to market and resell HiEnergy's SIEGMATM system to federal, state, and local government customers in the U.S. and worldwide.

GTSI Corp. is universally known for its expertise in technology sourcing, logistics and support for a wide range of integrated IT solutions, including high performance computing and security products, and focuses exclusively on governmental customers worldwide. GTSI maintains a comprehensive collection of government purchasing contracts with sales exceeding $1 billion in 2004 and is the exclusive IT solutions provider under the U.S. Communities Program. HiEnergy will work closely with GTSI in the marketing of its explosive detection systems to the U.S. Communities audience, and other U.S. Government agencies, including the Department of Homeland Security and the Department of Defense.

"We are pleased to have GTSI participate in our expanding reseller program, marketing our ground-breaking products to the many state and local first responders, police officers, and emergency management officials with whom they have relationships," said Sean C, Moore, HiEnergy's Director of Sales & Marketing. "With more than 20 years of experience as a trusted partner to the government, its leadership position in the marketplace, and its numerous purchasing vehicles, GTSI represents an ideal reseller which will allow us to better respond to the unique needs of all governmental units."

The agreement is expected to allow HiEnergy to participate in existing contract vehicles held by GTSI Corp., which is expected to make it easier for participating public safety agencies to purchase HiEnergy's products and services by providing more flexible financing options and improving government purchasing cycles and procurement processes. The agreement was made in line with HiEnergy's multi-channel sales strategy to engage outside sales and marketing alliances, including outside sales representatives, industry partners, and potential system integrators in order to more efficiently access its target markets and leverage its sales efforts.

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HiEnergy is the creator of the world's first stoichiometric diagnostic devices that can effectively decipher chemical formulas of unknown substances through metal or other barriers, almost instantly and without human intervention. HiEnergy's products incorporate a proprietary interrogation process which activates a selected target with neutrons causing the contents to emit back gamma rays that contain unique signatures from which the chemical formulas are derived. HiEnergy believes its StoitechTM technology compares with other detection technologies like color photography compares with black-and-white photography. HiEnergy's first commercial product, the SIEGMATM 3E3, is unique in that it can detect and confirm whether an object or container carries a select group of dangerous or illicit substances, such as explosives, biological agents, or illicit drugs, with a probability of detection equal to approximately 97.75%, and "false negative" and "false positive" rates of nearly 2.25%.

ABOUT HIENERGY TECHNOLOGIES, INC. (www.hienergyinc.com)

HiEnergy Technologies, Inc. ("HiEnergy", together with its subsidiaries, the "Company") is a nuclear particle detection technology company focused on the commercialization of the world's first "stoichiometric" explosive diagnostic devices, including the CarBomb Finder(TM) 3C4, a vehicle-borne system, for the detection and identification of car bombs, and the SIEGMA(TM) 3E3, a portable suitcase-borne system for the detection and identification of home-made bombs, also known as Improvised Explosive Devices or IEDs. The Company is marketing its devices to governmental and private entities and is negotiating licenses for distribution of its devices with various industry partners.

The Company also continues to focus on the research and development of additional applications of its technologies and their further exploitation, both internally and through collaboration with third parties. HiEnergy is currently developing prototypes in programs with the U.S. Department of Defense and the Department of Homeland Security for other related uses of its core technology. Recently, it entered into a funded cooperative development agreement with the U.S. Transportation Security Administration (TSA) to produce a proof of concept which incorporates the Company's SuperSenzor(TM) technology into a baggage screening system. The Company's "stoichiometric" technology, or Stoitech(TM) has been incorporated into additional prototype applications which, if the Company is able to raise the funds necessary to commercialize them, will be the next products it attempts to launch: an in-ground explosive screening system, the CarBomb Finder(TM) 3C5, the STARRAY(TM), an all-terrain robot-borne IED detector; an anti-tank landmine detector; an unexploded ordnance detector, which is also useful to detect IEDs; and a device called a "Refractorymeter," which can detect fissures or erosions in the ceramic lining of oil cracking tanks.

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FORWARD-LOOKING STATEMENTS

Any statements made in this press release which are not historical facts contain certain forward-looking statements; as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.